Exhibit 99.1

TICC Announces Offering of Senior Convertible Notes due 2017

GREENWICH, CT – 09/19/2012 – TICC Capital Corp. (NasdaqGS: TICC) (the “Company”) announced today that it intends to privately offer, subject to market and other conditions, $100 million in aggregate principal amount of senior unsecured convertible notes due 2017 (the “Notes”). In addition, the Company expects to grant the initial purchaser of the Notes an option to purchase up to an additional $15 million in aggregate principal amount of Notes. The Notes will be offered in a private placement only to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”).

The Notes will mature on November 1, 2017. The Notes will be convertible into shares of the Company’s common stock at a conversion rate to be determined. Interest on the Notes will be payable semi-annually in arrears on May 1 and November 1 of each year, commencing on May 1, 2013. The interest rate, the conversion rate and other terms of the Notes will be determined at the time of pricing of the offering.

The Company intends to use the net proceeds from the sale of the Notes for general corporate purposes, which may include investments in corporate debt and equity securities and investments in structured finance vehicles.

The Notes and the shares of common stock underlying the Notes have not been registered under the Securities Act, or any applicable state securities laws. Unless so registered, the Notes may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy the Notes, nor shall there be any sale of these securities, in any state in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any state.

About TICC Capital Corp.

TICC Capital Corp. is a publicly-traded business development company principally engaged in providing capital to established small and mid-size companies, investing in syndicated bank loans and purchasing debt and equity tranches of collateralized loan obligations. Companies interested in learning more about financing opportunities should contact Debdeep Maji at (203) 983-5285.

Forward-Looking Statements

This press release contains forward-looking statements subject to the inherent uncertainties in predicting future results and conditions, including statements with regard to the Company's securities offering and the anticipated use of the net proceed of the offering. Any statements that are not statements of historical fact (including statements containing the words "believes," "plans," "anticipates," "expects," "estimates" and similar expressions) should also be considered to be forward-looking statements. Certain factors could cause actual results and conditions to differ materially from those projected in these forward-looking statements. These factors are identified from time to time in our filings with the Securities and Exchange Commission. We undertake no obligation to update such statements to reflect subsequent events.